UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

December 22, 2009

Date of Report (Date of
earliest event reported)

Poniard Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Washington (State or Other Jurisdiction of Incorporation)	0-16614 (Commission File No.)	91-1261311 (IRS Employer Identification No.)

7000 Shoreline Court, Suite 270, South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

(650) 583-3774

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01.                                          Other Events.

On December 22, 2009, the Company issued a press release announcing the sale of 3,489,728 of its common shares to Azimuth Opportunity Ltd. for gross proceeds of approximately $6.5 million, or approximately $1.87 per share, under its existing committed equity financing facility with Azimuth (the “Facility”).  The common stock was sold by the Company pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission.

The Company completed an earlier draw down and sale to Azimuth under the Facility of 3,465,878 common shares, for estimated net proceeds of $7.3 million, on November 23, 2009.  With the completion of the sale of 3,498,728 common shares on December 22, 2009, the Company has sold to Azimuth a total of 6,955,606 common shares, which is the maximum number of shares that may be sold under the Trading Market Limit set forth in the Common Stock Purchase Agreement dated August 19, 2009, as amended (the “Purchase Agreement”).  As a consequence of reaching the Trading Market Limit (which is equal to one share less than 20% of the Company's common shares outstanding on the initial effective date of the Purchase Agreement), no further common shares may be sold by the Company pursuant to the Facility and the Purchase Agreement, by its terms, automatically terminates as a result of the parties having completed their obligations under the Purchase Agreement.

The full text of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference, specifically including the cautionary note regarding forward-looking statements contained in the press release.

 Section 9 – Financial Statements and Exhibits

Item 9.01.                                          Financial Statements and Exhibits.

(d)                                  Exhibits.

99.1 – Press release dated December 22, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Poniard Pharmaceuticals, Inc.

Dated: December 24, 2009	By:	/s/ Gregory L. Weaver
Name: Gregory L. Weaver
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated December 22, 2009